Exhibit 10.1

NEW YORK MORTGAGE TRUST, INC.

2017 EQUITY INCENTIVE PLAN

5.01.	Common Stock Issued	6
5.02.	Aggregate Limit	6
5.03.	Reallocation of Shares	6
5.04.	Individual Limitations	7
Article VI	OPTIONS	7
6.01.	Award	7
6.02.	Option Price	7
6.03.	Maximum Option Period	7
6.04.	Transferability	7
6.05.	Employee Status	8
6.06.	Exercise	8
6.07.	Payment	8
6.08.	Stockholder Rights	8
6.09.	Disposition of Shares	8
Article VII	SARS	8
7.01.	Award	8
7.02.	Maximum SAR Period	9
7.03.	Transferability	9
7.04.	Exercise	9
7.05.	Employee Status	9
7.06.	Settlement	9
7.07.	Stockholder Rights	9
Article VIII	STOCK AWARDS	9
8.01.	Award	9
8.02.	Vesting	10
8.03.	Employee Status	10
8.04.	Stockholder Rights	10
Article IX	RESTRICTED STOCK UNITS	10
9.01.	Award	10
9.02.	Terms and Conditions	10
9.03.	Payment or Settlement	11
9.04.	Employee Status	11
9.05.	Stockholder Rights	11
Article X	PERFORMANCE AWARDS	11
10.01.	Award	11
10.02.	Earning the Award	11
10.03.	Section 162(m) Awards	11
10.04.	Payment	12
10.05.	Stockholder Rights	12
10.06.	Transferability	12
10.07.	Employee Status	12
Article XI	OTHER EQUITY–BASED AWARDS	13
11.01.	Award	13
11.02.	Terms and Conditions	13

11.03.	Payment or Settlement	13
11.04.	Employee Status	13
11.05.	Stockholder Rights	13
Article XII	INCENTIVE AWARDS	13
12.01.	Award	13
12.02.	Terms and Conditions	13
12.03.	Nontransferability	14
12.04.	Employee Status	14
12.05.	Settlement	14
12.06.	Stockholder Rights	14
Article XIII	SUBSTITUTE AWARDS	14
Article XIV	ADJUSTMENT UPON CHANGE IN COMMON STOCK	14
Article XV	COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES	15
Article XVI	GENERAL PROVISIONS	15
16.01.	Effect on Employment and Service	15
16.02.	Unfunded Plan	15
16.03.	Rules of Construction	15
16.04.	Withholding Taxes	16
16.05.	Fractional Shares	16
16.06.	REIT Status	16
16.07.	Governing Law	17
16.08.	Clawback	17
16.09.	Elections Under Section 83(b)	17
Article XVII	CHANGE IN CONTROL	17
17.01.	Impact of Change in Control.	17
17.02.	Assumption Upon Change in Control.	17
17.03.	Cash-Out Upon Change in Control.	17
17.04.	Limitation of Benefits	18
Article XVIII	AMENDMENT	19
Article XIX	DURATION OF PLAN	19
Article XX	EFFECTIVENESS OF PLAN	19

ARTICLE I
DEFINITIONS
As used herein, the following terms shall have the meanings set forth below:

1.01.	Acquiring Person
“Acquiring Person” means a Person, considered alone or as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act, is or becomes directly or indirectly the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing at least 50% of the Company’s then-outstanding securities entitled to vote generally in the election of the Board.

1.02.	Affiliate
“Affiliate” means, with respect to any entity, any other entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the first entity (including, but not limited to, joint ventures, limited liability companies and partnerships). For this purpose, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.

1.03.	Agreement
“Agreement” means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award.

1.04.	Award
“Award” means any Option, SAR, Stock Award, award of Restricted Stock Units, Performance Award, Other Equity-Based Award, Incentive Award, or Substitute Award, together with any other right or interest, granted to a Participant pursuant to the Plan.

1.05.	Board
“Board” means the Board of Directors of the Company.

1.06.	Change in Control
“Change in Control” means and includes each of the following:

(a)     A Person is or becomes an Acquiring Person.

(b)     A transfer of all or substantially all of the Company’s total assets on a consolidated basis, as reported in the Company’s consolidated financial statements filed with the Securities and Exchange Commission.

(c)    A merger, consolidation or statutory share exchange with a Person, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation or statutory share exchange, other than a transaction that results in the voting securities of the Company carrying the right to vote in elections of persons to the Board outstanding immediately prior to the closing of the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% (fifty percent) of the Company’s voting securities carrying the right to vote in elections of persons to the Company’s Board, or such securities of such surviving entity, outstanding immediately after the closing of such transaction.

(d)    The Continuing Directors cease for any reason to constitute a majority of the Board.
(e)    A complete liquidation of the Company or a sale or liquidation by the Company of all or substantially all of the Company’s assets.

In addition, if a Change in Control (as defined in clauses (a) through (e) above) constitutes a payment event with respect to any Award that provides for the deferral of compensation and is subject to Section 409A of the Code, no payment will be made under that Award on account of a Change in Control unless the event described in clause (a), (b), (c), (d) or (e) above, as applicable, constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

1.07.	Code
“Code” means the Internal Revenue Code of 1986, and any amendments thereto.

1.08.	Committee
“Committee” means the Compensation Committee of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more non-employee members of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule, an “outside director” for purposes of Section 162(m) of the Code (if awards under the Plan are subject to the deduction limitation of Section 162(m) of the Code) and an “independent director” under the rules of any exchange or automated quotation system on which the Common Stock is listed, traded or quoted; provided, however, that any action taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the foregoing requirements or otherwise provided in any charter of the Committee. If there is no Compensation Committee, then “Committee” means the Board; and provided further that with respect to awards made to a member of the Board who is not an employee of the Company or one of its Affiliates, “Committee” means the Board.

1.09.	Common Stock
“Common Stock” means the common stock, $0.01 par value per share, of the Company.

1.10.	Company
“Company” means New York Mortgage Trust, Inc., a Maryland corporation.

1.11.	Continuing Director
“Continuing Director” means any member of the Board, while a member of the Board and (a) who was a member of the Board as of the Effective Date or (b) whose nomination for, or election to, the Board was recommended or approved by a majority of the Continuing Directors.

1.12.	Control Change Date
“Control Change Date” means the date on which a Change in Control occurs. If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date determined by the Committee as the date upon which the last of such transactions occurs.

1.13.	Corresponding SAR
“Corresponding SAR” means an SAR that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Company, unexercised, of that portion of the Option to which the SAR relates.

1.14.	Dividend Equivalent Right
“Dividend Equivalent Right” means the right, subject to the terms and conditions prescribed by the Committee, of a Participant to receive (or have credited) cash, securities or other property in amounts equivalent to the cash, securities or other property dividends declared on Common Stock with respect to a specified Restricted Stock Unit, Performance Award, Other Equity-Based Award or Incentive Award denominated in Common Stock or other Company securities, as determined by the Committee in its sole discretion. Dividend Equivalent Rights payable on a Restricted Stock Unit award, a Performance Award, an Other Equity-Based Award or an Incentive Award that does not become non-forfeitable solely on the basis of continued employment or service shall be accumulated and distributed, without interest, only when, and to the extent that, the underlying award is vested and earned. The Committee may provide that Dividend Equivalent Rights (if any) shall be automatically reinvested in additional shares of Common Stock or otherwise reinvested, applied to the purchase of additional Awards under the Plan or deferred without interest to the date of vesting of the associated Award.

1.15.	Effective Date
Subject to the approval of the Plan by the Company’s stockholders in accordance with Article XX, “Effective Date” means the date the Plan is adopted by the Board.

1.16.	Exchange Act
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.17.	Fair Market Value
“Fair Market Value” means, on any given date, the reported “closing” price of a share of Common Stock on the NASDAQ Stock Market for such date or, if there is no closing price for a share of Common Stock on the date in question, the closing price for a share of Common Stock on the last preceding date for which a quotation exists. If, on any given date, the Common Stock is not listed for trading on the NASDAQ Stock Market, then Fair Market Value shall be the “closing” price of a share of Common Stock on such other exchange on which the Common Stock is listed for trading for such date (or, if there is no closing price for a share of Common Stock on the date in question, the closing price for a share of Common Stock on the last preceding date for which such quotation exists) or, if the Common Stock is not listed on any exchange, the amount determined by the Committee using any reasonable method in good faith and in accordance with the regulations under Section 409A of the Code.

1.18.	Incentive Award
“Incentive Award” means an award granted under Article XII which, subject to the terms and conditions prescribed by the Committee, entitles the Participant to receive a payment from the Company or an Affiliate of the Company.

1.19.	Initial Value
“Initial Value” means, with respect to a Corresponding SAR, the Option price per share of the related Option and, with respect to an SAR granted independently of an Option, the price per share of Common Stock as determined by the Committee on the date of grant; provided, however, that the price shall not be less than the Fair Market Value on the date of grant (or 110% of the Fair Market Value on the date of grant in the case of a Corresponding SAR that relates to an incentive stock option granted to a Ten Percent Stockholder). Except as provided in Articles XIII, XIV and XVII, without the approval of stockholders (i) the Initial Value of an outstanding SAR may not be reduced (by amendment, cancellation and new grant or otherwise) and (ii) no payment shall be made in cancellation of an SAR if, on the date of amendment, cancellation, new grant or payment, the Initial Value exceeds Fair Market Value.

1.20.	Non-Employee Director
“Non-Employee Director” means a member of the Board who is not an employee or officer of the Company or any of its Affiliates.

1.21.	Option
“Option” means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in an Agreement.

1.22.	Other Equity-Based Award
“Other Equity-Based Award” means any Award other than an Incentive Award, Option, SAR, Stock Award, award of Restricted Stock Units or Performance Award, which, subject to such terms and conditions as may be prescribed by the Committee, entitles a Participant to receive Common Stock or rights or units valued in whole or in part by reference to, or otherwise based on, Common Stock (including securities convertible into Common Stock) or other equity interests.

1.23.	Participant
“Participant” means an employee or officer of the Company or an Affiliate of the Company, a member of the Board, or an individual who provides services to the Company or an Affiliate of the Company, and who satisfies the requirements of Article IV and is selected by the Committee to receive one or more Awards.

1.24.	Performance Award
“Performance Award” means an Award granted to a Participant that is based upon Performance Goals specified by the Committee.

1.25.	Performance Goal
“Performance Goal” means a performance objective that is stated with reference to one or more of the following, alone or in combination: (i) total stockholder return; (ii) total stockholder return as compared to total return (on a comparable basis) of a publicly available index; (iii) net income; (iv) pretax earnings; (v) funds from operations; (vi) earnings before interest, expense, taxes, depreciation and amortization; (vii) operating margin; (viii) earnings per share; (ix) return on equity, capital, assets or investment; (x) operating earnings; (xi) working capital; (xii) ratio of debt to stockholders equity; (xiii) revenue; (xiv) total economic return; and (xv) any of the above goals determined pre-tax or post-tax, on an absolute or relative basis, as a ratio with other business criteria, or as compared to the performance of a published or special index deemed applicable by the Committee, including but not limited to, the Standard & Poor’s 500 Stock Index, the Morgan Stanley REIT Index, another index or a group of comparable companies.
A Performance Goal or objective may be expressed with respect to the Company, on a consolidated basis, and/or for one or more Affiliates of the Company, one or more business or geographical units or one or more properties. A Performance Goal or objective may be expressed on an absolute basis or relative to the performance of one or more similarly situated companies or a published index. When establishing Performance Goals and objectives, the Committee may exclude the impact of specified events during the relevant performance period, so long as such events are objectively determinable. The Committee may adjust the Performance Goals and objectives as it deems equitable in recognition of the events described in this paragraph; provided that with respect to Section 162(m) Awards, such adjustments shall only be made to the extent that it would not cause a Section 162(m) Award to fail to qualify as “performance-based compensation” under Section 162(m) of the Code.

1.26.	Person
“Person” means any firm, corporation, partnership, or other entity. “Person” also includes any individual, firm corporation, partnership, or other entity as defined in sections 13(d)(3) and 14(d)(2) of the Exchange Act. Notwithstanding the preceding sentences, the term “Person” does not include (i) the Company or any of its subsidiaries, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Common Stock.

1.27.	Plan
“Plan” means this New York Mortgage Trust, Inc. 2017 Equity Incentive Plan, as amended from time to time.

1.28.	REIT
“REIT” means a real estate investment trust within the meaning of Sections 856 through 860 of the Code.

1.29.	Restricted Stock
“Restricted Stock” means a share of Common Stock granted to a Participant that is subject to certain restrictions and a risk of forfeiture.

1.30.	Restricted Stock Unit
“Restricted Stock Unit” means a right granted to a Participant under Article IX entitling the Participant to receive a payment (in cash, shares of Common Stock or a combination thereof) on a specified settlement date equal to the value of a share of Common Stock.

1.31.	SAR
“SAR” means a stock appreciation right that in accordance with the terms of an Agreement entitles the holder to receive, with respect to each share of Common Stock encompassed by the exercise of the SAR, the excess, if any, of the Fair Market Value at the time of exercise over the Initial Value. References to “SARs” include both Corresponding SARs and SARs granted independently of Options, unless the context requires otherwise.

1.32.	Section 162(m) Award
“Section 162(m) Award” means a Performance Award to a “covered employee” (within the meaning of Section 162(m) of the Code) that is intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

1.33.	Stock Award
“Stock Award” means Restricted Stock or unrestricted Common Stock awarded to a Participant under Article VIII.

1.34.	Substitute Award
“Substitute Award” means an Award granted in substitution for a similar award as a result of certain business transactions.

1.35.	Ten Percent Stockholder
“Ten Percent Stockholder” means any individual owning more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a “parent corporation” or “subsidiary corporation” (as such terms are defined in Section 424 of the Code) of the Company. An individual shall be considered to own any voting shares owned (directly or indirectly) by or for his or her brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting shares owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which such individual is a stockholder, partner or beneficiary.

ARTICLE II
PURPOSES
The Plan is intended to assist the Company and its Affiliates in recruiting and retaining employees, members of the Board and other individuals who provide services to the Company or an Affiliate of the Company with ability and initiative by enabling such persons to participate in the future success of the Company and its Affiliates and to associate their interests with those of the Company and its stockholders. The Plan is intended to permit the grant of both Options qualifying under Section 422 of the Code (“incentive stock options”) and Options not so qualifying, and the grant of SARs, Stock Awards, awards of Restricted Stock Units, Performance Awards, Other Equity-Based Awards, Incentive Awards, and Substitute Awards in accordance with the Plan and any procedures that may be established by the Committee. No Option that is intended to be an incentive stock option shall be invalid for failure to qualify as an incentive stock option.
ARTICLE III
ADMINISTRATION
The Plan shall be administered by the Committee. The Committee shall have authority to grant Awards upon such terms (not inconsistent with the provisions of the Plan), as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in the Plan), on the transferability, forfeitability and exercisability of all or any part of an Award. The Committee may, in its discretion, make any amendments, modifications or adjustments to outstanding Awards and the terms thereof; provided, however, that, subject to Section 10.03, the Committee shall not be entitled to exercise any discretion otherwise authorized hereunder with respect to any Section 162(m) Awards if the ability to exercise such discretion or the exercise of such discretion itself would cause such Awards to fail to qualify as “performance-based compensation” under Section 162(m) of the Code. In addition, the Committee shall have complete authority to interpret all provisions of the Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan (including rules and regulations that require or allow Participants to defer the payment of benefits under the Plan); and to make all other determinations necessary or advisable for the administration of the Plan.

The Committee’s determinations under the Plan (including without limitation, determinations of the individuals to receive Awards, the form, amount and timing of Awards, the terms and provisions of Awards and the Agreements) need not be uniform and may be made by the Committee selectively among individuals who receive, or are eligible to receive, Awards, whether or not such persons are similarly situated. The express grant in the Plan of any specific power to the Committee with respect to the administration or interpretation of the Plan shall not be construed as limiting any power or authority of the Committee with respect to the administration or interpretation of the Plan. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final and conclusive. The members of the Committee shall not be liable for any act done in good faith with respect to the Plan or any Agreement or Award. All expenses of administering the Plan shall be borne by the Company.
The Committee may delegate any or all of its powers and duties under the Plan to a subcommittee of directors or to any officer of the Company, including the power to perform administrative functions and grant Awards; provided, however, that such delegation does not (i) violate state or corporate law, (ii) result in the loss of an exemption under Rule 16b-3(d)(1) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company, or (iii) cause Section 162(m) Awards to fail to so qualify. Upon any such delegation, all references in the Plan to the “Committee,” other than in Articles XIV and XVII, shall be deemed to include any subcommittee or officer of the Company to whom such powers have been delegated by the Committee. Any such delegation shall not limit the right of such subcommittee members or such an officer to receive Awards; provided, however, that such subcommittee members and any such officer may not grant Awards to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate, or take any action with respect to any Award previously granted to himself or herself, a member of the Board, or any executive officer of the Company or an Affiliate. The Committee may revoke or amend the terms of any such delegation at any time but such revocation shall not invalidate any prior actions of the Committee’s delegate(s) that were consistent with the terms of the Plan and the Committee’s prior delegation.
ARTICLE IV
ELIGIBILITY
Any officer or employee of the Company or an Affiliate of the Company (including a trade or business that becomes an Affiliate of the Company after the adoption of the Plan) and any member of the Board is eligible to participate in the Plan. In addition, any other individual who provides services to the Company or an Affiliate of the Company is eligible to participate in the Plan if the Committee, in its sole reasonable discretion, determines that the participation of such individual is in the best interest of the Company.
ARTICLE V
COMMON STOCK SUBJECT TO PLAN

5.01.	Common Stock Issued
Upon the grant, exercise or settlement of an Award, the Company may deliver to the Participant shares of Common Stock from its authorized but unissued Common Stock.

5.02.	Aggregate Limit
Subject to adjustment as provided under Article XIV, the maximum aggregate number of shares of Common Stock that may be delivered with respect to Awards under the Plan (and the maximum aggregate number of shares of Common Stock that may be issued under the Plan through incentive stock options granted under the Plan) is equal to 5,570,000 shares.

5.03.	Reallocation of Shares
If any Award expires, is forfeited or is terminated without having been exercised or is paid in cash without a requirement for the delivery of Common Stock, then any shares of Common Stock covered by such lapsed, cancelled, expired, unexercised or cash-settled portion of such Award shall be available for the grant of other Awards under the Plan. Any shares of Common Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall not be available for future grants or awards. If shares of Common Stock are issued in settlement of an SAR granted under the Plan, the number of shares of Common Stock available under the Plan shall be reduced by the number of shares of Common Stock for which the SAR was exercised rather than the number of shares of Common Stock issued in settlement of the SAR. To the extent permitted by applicable law or the rules of any exchange on which the shares of Common Stock are listed for trading, Common Stock issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Affiliate of the Company shall not reduce the number of shares of Common Stock available for issuance under the Plan.

5.04.	Individual Limitations
Subject to adjustment as provided in Article XIV, no Participant may, in any calendar year, be granted or awarded (i) to the extent intended to comply with the performance-based exception under Section 162(m) of the Code, Awards (other than Awards designated to be paid only in cash or the settlement of which is not based on a number of shares of Common Stock) relating to more than 1,500,000 shares of Common Stock in the aggregate; or (ii) to the extent intended to comply with the performance-based exception under Section 162(m) of the Code, Awards designated to be paid only in cash, or the settlement of which is not based on a number of shares of Common Stock, having a value determined on the date of grant in excess of $10,000,000 in the aggregate. Each of the limitations in the preceding sentence shall be multiplied by two with respect to Awards granted to a Participant (other than a Non-Employee Director) during the calendar year in which the Participant first commences employment with the Company or an Affiliate of the Company. Notwithstanding the preceding sentences or any provisions to the contrary in the Plan, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards granted under the Plan to any individual, Non-Employee Director during any single calendar year shall not exceed $500,000; provided, however, that such limitation shall be determined without regard to grants of Awards, if any, made under the Plan to a Non-Employee Director during any period in which such individual was an employee or consultant of the Company or any of its Affiliates (other than in the capacity of a Non-Employee Director).
In applying the limitations of this Section 5.04, an Option and Corresponding SAR shall be treated as a single Award.
ARTICLE VI
OPTIONS

6.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an Option is to be granted and will specify the number of shares of Common Stock covered by such awards and the terms and conditions of such awards.

6.02.	Option Price
The price per share of Common Stock purchased on the exercise of an Option shall be determined by the Committee on the date of grant, but shall not be less than the Fair Market Value on the date the Option is granted. Notwithstanding the preceding sentence, the price per share of Common Stock purchased on the exercise of any Option that is an incentive stock option granted to an individual who is a Ten Percent Stockholder on the date such Option is granted, shall not be less than one hundred ten percent (110%) of the Fair Market Value on the date the Option is granted. Except as provided in Articles XIII, XIV and XVII, the price per share of Common Stock of an outstanding Option may not be reduced (by amendment, cancellation and new grant or otherwise) without the approval of stockholders. In addition, no payment shall be made in cancellation of an Option without the approval of stockholders if, on the date of cancellation, the Option price exceeds Fair Market Value.

6.03.	Maximum Option Period
The maximum period in which an Option may be exercised shall be determined by the Committee on the date of grant except that no Option shall be exercisable after the expiration of ten years from the date such Option was granted. In the case of an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Option shall not be exercisable after the expiration of five years from the date of grant. The terms of any Option may provide that it is exercisable for a period less than such maximum period.

6.04.	Transferability
Any rights or restrictions with respect to the ability of the holder of any Option granted under the Plan to transfer such Option shall be set forth in the Agreement relating to such grant; provided, however, that (a) an Option may be transferred by will or the laws of descent and distribution and (b) an Option that is an incentive stock option may be transferred only by will or laws of descent and distribution.

6.05.	Employee Status
Incentive stock options may only be granted to employees of the Company or its “parent” and “subsidiaries” (as such terms are defined in Section 424 of the Code). For purposes of determining the applicability of Section 422 of the Code (relating to incentive stock options), or in the event that the terms of any Option provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

6.06.	Exercise
Subject to the provisions of the Plan and the applicable Agreement, an Option may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that to the extent that the aggregate Fair Market Value (determined as of the date an Option is granted) of the stock with respect to which incentive stock options (granted under the Plan and all plans of the Company and its “parents” and “subsidiaries” (as such terms are defined in Section 424 of the Code)) are exercisable for the first time by an individual during any calendar year exceeds $100,000, such Options shall be treated as Options that do not qualify as incentive stock options. An Option granted under the Plan may be exercised with respect to any number of whole shares of Common Stock less than the full number for which the Option could be exercised. A partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares of Common Stock subject to the Option. The exercise of an Option shall result in the termination of any Corresponding SAR to the extent of the number of shares of Common Stock with respect to which the Option is exercised.

6.07.	Payment
Subject to rules established by the Committee and unless otherwise provided in an Agreement, payment of all or part of the Option price may be made in cash, certified check, by tendering shares of Common Stock, by attestation of ownership of shares of Common Stock, by a broker-assisted cashless exercise or in such other form or manner acceptable to the Committee. If shares of Common Stock are used to pay all or part of the Option price, the sum of the cash and cash equivalent and the Fair Market Value (determined on the date of exercise) of the Common Stock so surrendered or other consideration paid must not be less than the Option price of the shares for which the Option is being exercised.

6.08.	Stockholder Rights
No Participant shall have any rights as a stockholder with respect to shares of Common Stock subject to an Option until the date of exercise of such Option.

6.09.	Disposition of Shares
A Participant shall notify the Company of any sale or other disposition of shares of Common Stock acquired pursuant to an Option that was an incentive stock option if such sale or disposition occurs (i) within two years of the grant of an Option or (ii) within one year of the issuance of the shares of Common Stock to the Participant. Such notice shall be in writing and directed to the Secretary of the Company.
ARTICLE VII
SARS

7.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom SARs are to be granted and will specify the number of shares of Common Stock covered by such awards and the terms and conditions of such awards.

7.02.	Maximum SAR Period
The term of each SAR shall be determined by the Committee on the date of grant, except that no SAR shall have a term of more than ten years from the date of grant. In the case of a Corresponding SAR that is related to an incentive stock option granted to a Participant who is a Ten Percent Stockholder on the date of grant, such Corresponding SAR shall not be exercisable after the expiration of five years from the date of grant. The terms of any SAR may provide that it has a term that is less than such maximum period.

7.03.	Transferability
Any rights or restrictions with respect to the ability of the holder of any SAR granted under the Plan to transfer such SAR shall be set forth in the Agreement relating to such grant; provided, however, that (a) an SAR may be transferred by will or the laws of descent and distribution and (b) a Corresponding SAR that relates to an incentive stock option may be transferred only by will or the laws of descent and distribution.

7.04.	Exercise
Subject to the provisions of the Plan and the applicable Agreement, an SAR may be exercised in whole at any time or in part from time to time at such times and in compliance with such requirements as the Committee shall determine; provided, however, that a Corresponding SAR that is related to an incentive stock option may be exercised only to the extent that the related Option is exercisable and only when the Fair Market Value exceeds the Option price of the related Option. An SAR granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the SAR could be exercised. A partial exercise of an SAR shall not affect the right to exercise the SAR from time to time in accordance with the Plan and the applicable Agreement with respect to the remaining shares of Common Stock subject to the SAR. The exercise of a Corresponding SAR shall result in the termination of the related Option to the extent of the number of shares of Common Stock with respect to which the SAR is exercised.

7.05.	Employee Status
If the terms of any SAR provide that it may be exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

7.06.	Settlement
At the Committee’s discretion, the amount payable as a result of the exercise of an SAR may be settled in cash, shares of Common Stock, or a combination of cash and shares of Common Stock.

7.07.	Stockholder Rights
No Participant shall have any rights as a stockholder with respect to shares of Common Stock subject to an SAR until the date that the SAR is exercised and then only to the extent that the SAR is settled by the issuance of shares of Common Stock.
ARTICLE VIII
STOCK AWARDS

8.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom a Stock Award (either in the form of Restricted Stock or unrestricted Common Stock) is to be made and will specify the number of shares of Restricted Stock or Common Stock covered by such Stock Award and the terms and conditions of such Stock Award.

8.02.	Vesting
The Committee, on the date of the Stock Award, may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted for a period of time or subject to such conditions as may be set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in a Stock Award shall be forfeitable or otherwise restricted subject to continued employment or service, the attainment of performance objectives, including objectives stated with reference to one or more Performance Goals, or both.

8.03.	Employee Status
In the event that the terms of any Stock Award provide that shares may become transferable and non-forfeitable thereunder only after completion of a specified period of employment or continuous service, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

8.04.	Stockholder Rights
Unless otherwise specified in accordance with the applicable Agreement, while the shares of Restricted Stock granted pursuant to the Stock Award may be forfeited or are non-transferable, a Participant will have all rights of a stockholder with respect to a Stock Award, including the right to receive dividends (in respect of which the Committee may allow a Participant to elect, or may require, that any cash dividends paid on a share of Restricted Stock be automatically reinvested in additional shares of Restricted Stock, applied to the purchase of additional Awards under the Plan or deferred without interest to the date of vesting of the associated Award of Restricted Stock, provided that any such election is intended to comply with Section 409A of the Code) and vote the shares of Common Stock; provided, however, that, unless otherwise specified in accordance with the applicable Agreement, dividends payable on shares of Restricted Stock subject to a Stock Award that does not become non-forfeitable solely on the basis of continued employment or service shall be accumulated and paid, without interest, when and to the extent that the underlying Stock Award becomes non-forfeitable; and provided further, that during the period that the Stock Award may be forfeited or is non-transferable (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Restricted Stock granted pursuant to a Stock Award, (ii) the Committee may postpone the distribution of dividends until and to the extent that the Stock Award becomes transferable and non-forfeitable, (iii) the Company shall retain custody of any certificates representing shares of Restricted Stock granted pursuant to a Stock Award, and (iv) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to each Stock Award. The limitations set forth in the preceding sentence shall not apply after the shares of Restricted Stock granted under the Stock Award are transferable and are no longer forfeitable.
ARTICLE IX
RESTRICTED STOCK UNITS

9.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an award of Restricted Stock Units is to be made and specify the number of Restricted Stock Units covered by such awards and the terms and conditions of such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the award of Restricted Stock Units.

9.02.	Terms and Conditions
The Committee, at the time an award of Restricted Stock Units is made, shall specify the terms and conditions which govern the award. The terms and conditions of an award of Restricted Stock Units may prescribe that a Participant’s rights in the Restricted Stock Units shall be forfeitable, non-transferable or otherwise restricted for a period of time, which may lapse at the expiration of the deferral period or at earlier specified times, or may be subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in an award of Restricted Stock Units shall be forfeitable or otherwise restricted subject to continued employment or service, the attainment of performance objectives, including objectives stated with respect to one or more Performance Goals, or both. An award of Restricted Stock Units may be granted to Participants, either alone or in addition to other Awards granted under the Plan, and an award of Restricted Stock Units may be granted in the settlement of other Awards granted under the Plan.

9.03.	Payment or Settlement
Settlement of an award of Restricted Stock Units shall occur upon expiration of the deferral period specified for each Restricted Stock Unit by the Committee (or, if permitted by the Committee, as elected by the Participant). Restricted Stock Units shall be satisfied by the delivery of (a) a number of shares of Common Stock equal to the number of Restricted Stock Units vesting on such date or (b) an amount in cash equal to the Fair Market Value of a specified number of shares of Common Stock covered by the vesting Restricted Stock Units, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

9.04.	Employee Status
If the terms of any award of Restricted Stock Units provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

9.05.	Stockholder Rights
A Participant, as a result of receiving an award of Restricted Stock Units, shall not have any rights as a stockholder until, and then only to the extent that, the award of Restricted Stock Units is earned and settled in shares of Common Stock (to the extent applicable).
ARTICLE X
PERFORMANCE AWARDS

10.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom a Performance Award is to be made and specify the number of shares of Common Stock or other securities or property covered by such awards and the terms and conditions of such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Performance Award.

10.02.	Earning the Award
The Committee, on the date of the grant of a Performance Award, shall prescribe that the Performance Award will be earned, and the Participant will be entitled to receive payment pursuant to the Performance Award, subject to continued employment or service and/or the satisfaction of performance objectives, including objectives stated with respect to one or more Performance Goals. The performance period applicable to any Performance Award shall be set by the Committee in its discretion but shall not exceed ten years.

10.03.	Section 162(m) Awards
(a) Generally. If the Committee determines that a Performance Award granted to a “covered employee” (within the meaning of Section 162(m) of the Code) is intended to qualify as a Section 162(m) Award, the grant, exercise, vesting and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established Performance Goal(s) and other terms set forth in this Section 10.03; provided, however, that nothing in this Section 10.03 or elsewhere in the Plan shall be interpreted as preventing the Committee from granting Performance Awards to covered employees that are not intended to constitute Section 162(m) Awards or from determining that it is no longer necessary or appropriate for a Section 162(m) Award to qualify as such.
(b) Timing. No later than 90 days after the beginning of any performance period applicable to a Section 162(m) Award, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish (i) the Participants who will be granted Section 162(m) Awards, and (ii) the objective formula used to calculate the amount of cash or stock payable, if any, under such Section 162(m) Awards, based upon the level of achievement of Performance Goal(s) (which must be “substantially uncertain” at the time the Committee actually establishes the Performance Goal(s)).

(c) Settlement or Payout. Except as otherwise permitted under Section 162(m) of the Code, after the end of each performance period and before any Section 162(m) Award is settled or paid, the Committee shall certify the level of performance achieved with regard to each Performance Goal established with respect to each Section 162(m) Award and shall determine the amount of cash or shares of Common Stock, if any, payable to each Participant with respect to each Section 162(m) Award. The Committee may, in its discretion, reduce the amount of a payment or settlement otherwise to be made in connection with a Section 162(m) Award, but may not exercise discretion to increase any such amount payable to a covered employee in respect of a Section 162(m) Award.
(d) Written Determinations. With respect to each Section 162(m) Award, all determinations by the Committee as to (i) the establishment of Performance Goals and performance period with respect to the selected business criteria, (ii) the establishment of the objective formula used to calculate the amount of cash or shares of Common Stock payable, if any, based on the level of achievement of such Performance Goals, and (iii) the certification of the level of performance achieved during the performance period with regard to each Performance Goal selected, shall each be made in writing. When taking any action with respect to Section 162(m) Awards, the Committee shall be made up entirely of “outside directors” (within the meaning of Section 162(m) of the Code). Further, the Committee may not delegate any responsibility relating to a Section 162(m) Award that would cause the Section 162(m) Award to fail to so qualify.
(e) Options and SARs. Notwithstanding the foregoing provisions of this Section 10.03, Options and SARs with an exercise price or grant price not less than the Fair Market Value on the date of grant awarded to covered employees are intended to be Section 162(m) Awards even if not otherwise contingent upon achievement of a pre-established Performance Goal.
(f) Status of Section 162(m) Awards. The terms governing Section 162(m) Awards shall be interpreted in a manner consistent with Section 162(m) of the Code and the regulations thereunder, in particular the prerequisites for qualification as “performance-based compensation,” and, if any provision of the Plan as in effect on the date of adoption of any Agreements relating to Performance Awards that are designated as Section 162(m) Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code and the regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

10.04.	Payment
In the discretion of the Committee, the amount payable when a Performance Award is earned may be settled in cash, by the issuance of shares of Common Stock, by the delivery of other securities or property or a combination thereof.

10.05.	Stockholder Rights
A Participant, as a result of receiving a Performance Award, shall not have any rights as a stockholder until, and then only to the extent that, the Performance Award is earned and settled in shares of Common Stock (to the extent applicable). After a Performance Award is earned and settled in shares of Common Stock, a Participant will have all the rights of a stockholder of the Company.

10.06.	Transferability
Any rights or restrictions with respect to the ability of the holder of a Performance Award granted under the Plan to transfer such Performance Award shall be set forth in the Agreement relating to such grant; provided, however, that a Performance Award may be transferred by will or the laws of descent and distribution.

10.07.	Employee Status
In the event that the terms of a Performance Award provide that no payment will be made unless the Participant completes a stated period of employment or continued service, the Committee may decide to what extent leaves of absence for government or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment or service.

ARTICLE XI
OTHER EQUITY–BASED AWARDS

11.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an Other Equity-Based Award is to be made and will specify the number of shares of Common Stock or other equity interests covered by such awards and the terms and conditions of such awards. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Other Equity-Based Award.

11.02.	Terms and Conditions
The Committee, at the time an Other Equity-Based Award is made, shall specify the terms and conditions which govern the award. The terms and conditions of an Other Equity-Based Award may prescribe that a Participant’s rights in the Other Equity-Based Award shall be forfeitable, non-transferable or otherwise restricted for a period of time or subject to such other conditions as may be determined by the Committee, in its discretion and set forth in the Agreement. By way of example and not of limitation, the Committee may prescribe that a Participant’s rights in an Other Equity-Based Award shall be forfeitable or otherwise restricted subject to continued employment or service, the attainment of performance objectives, including objectives stated with respect to one or more Performance Goals, or both. Other Equity-Based Awards may be granted to Participants, either alone or in addition to other Awards granted under the Plan, and Other Equity-Based Awards may be granted in the settlement of other Awards granted under the Plan.

11.03.	Payment or Settlement
Other Equity-Based Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, shall be payable or settled in shares of Common Stock, cash or a combination of shares of Common Stock and cash, as determined by the Committee in its discretion. Other Equity-Based Awards denominated as equity interests other than Common Stock may be paid or settled in shares or units of such equity interests or cash or a combination of both as determined by the Committee in its discretion.

11.04.	Employee Status
If the terms of any Other Equity-Based Award provides that it may be earned or exercised only during employment or continued service or within a specified period of time after termination of employment or continued service, the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

11.05.	Stockholder Rights
A Participant, as a result of receiving an Other Equity-Based Award, shall not have any rights as a stockholder until, and then only to the extent that, the Other Equity-Based Award is earned and settled in shares of Common Stock.
ARTICLE XII
INCENTIVE AWARDS

12.01.	Award
In accordance with the provisions of Articles III and IV, the Committee will designate each individual to whom an Incentive Award is to be made and will specify the terms and conditions of such award. The Committee also will specify whether Dividend Equivalent Rights are granted in conjunction with the Incentive Award.

12.02.	Terms and Conditions
The Committee, at the time an Incentive Award is made, shall specify the terms and conditions that govern the award.

12.03.	Nontransferability
Except to the extent otherwise provided in the applicable Agreement, Incentive Awards granted under the Plan shall, so long as such Incentive Awards are subject to vesting or forfeiture restrictions, be non-transferable except by will or by the laws of descent and distribution.  No right or interest of a Participant in an Incentive Award shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

12.04.	Employee Status
If the terms of an Incentive Award provide that a payment will be made thereunder only if the Participant completes a stated period of employment or continued service the Committee may decide to what extent leaves of absence for governmental or military service, illness, temporary disability or other reasons shall not be deemed interruptions of continuous employment or service.

12.05.	Settlement
An Incentive Award that is earned shall be settled with a single lump sum payment which may be in cash, shares of Common Stock or a combination of cash and shares of Common Stock, as determined by the Committee.

12.06.	Stockholder Rights
No Participant shall, as a result of receiving an Incentive Award, have any rights as a stockholder until the date that the Incentive Award is settled and then only to the extent that the Incentive Award is settled by the issuance of shares of Common Stock.
ARTICLE XIII
SUBSTITUTE AWARDS
Awards may be granted in substitution or exchange for any other Award granted under the Plan or under another plan of the Company or any other right of a Participant to receive payment from the Company. Awards may be also be granted under the Plan in substitution for similar awards held by individuals who become Participants as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with the Company or an Affiliate of the Company. Notwithstanding anything contained in the Plan to the contrary, such Substitute Awards referred to in the immediately preceding sentence that are Options or SARs may have an exercise price that is less than the Fair Market Value of a share of Common Stock on the date of the substitution if such substitution complies with Section 409A of the Code and other applicable laws and exchange rules. Except as provided in this Article XIII or in Articles XIV or XVII hereof, the terms of outstanding Awards may not be amended to reduce the exercise price or grant price of outstanding Options or SARs or to cancel outstanding Options and SARs in exchange for cash, other Awards or Options or SARs with an exercise price or grant price that is less than the exercise price or grant price of the original Options or SARs without the approval of the stockholders of the Company.
ARTICLE XIV
ADJUSTMENT UPON CHANGE IN COMMON STOCK
The maximum number of shares of Common Stock as to which Awards may be granted under the Plan, the maximum number of shares of Common Stock that may be issued under the Plan through incentive stock options, the individual grant limitations of Section 5.04 and the terms of outstanding Awards granted under the Plan shall be adjusted as the Board determines is equitably required in the event that (i) the Company (a) effects one or more nonreciprocal transactions between the Company and its stockholders such as a stock dividend, extra-ordinary cash dividend, stock split, subdivision or consolidation of shares of Common Stock that affects the number or kind of shares of Common Stock (or other securities of the Company) or the Fair Market Value (or the value of other Company securities) and causes a change in the Fair Market Value of the Common Stock subject to outstanding Awards or (b) engages in a transaction to which Section 424 of the Code applies or (ii) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XIV by the Board shall be nondiscretionary, final and conclusive.

The issuance by the Company of any class of Common Stock, or securities convertible into any class of Common Stock, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of Common Stock or obligations of the Company convertible into such Common Stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares of Common Stock as to which Awards may be granted under the Plan, the maximum number of shares of Common Stock that may be issued under the Plan through incentive stock options, the individual grant limitations of Section 5.04 or the terms of outstanding Awards under the Plan.
The Committee may make Awards under the Plan in substitution for performance shares, phantom shares, share awards, stock options, stock appreciation rights, or similar awards held by an individual who becomes an employee of the Company or an Affiliate of the Company in connection with a transaction described in the first paragraph of this Article XIV. Notwithstanding any provision of the Plan, the terms of such substituted Awards granted under the Plan shall be as the Committee, in its discretion, determines is appropriate.
ARTICLE XV
COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES
No Option or SAR shall be exercisable, no shares of Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal, state and foreign laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all stock exchanges on which the Common Stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any certificate issued to represent shares of Common Stock when an Award is granted, settled or exercised may bear such legends and statements as the Committee may deem advisable to assure compliance with federal, state and foreign laws and regulations. No Award shall be granted, settled or exercised until the Company has obtained such consent or approval as the Committee may deem advisable from regulatory bodies having jurisdiction over such matters.
ARTICLE XVI
GENERAL PROVISIONS

16.01.	Effect on Employment and Service
Neither the adoption of the Plan, its operation, the grant of any Award, nor any documents describing or referring to the Plan (or any part thereof), shall confer upon any individual or entity any right to continue in the employ or service of the Company or an Affiliate of the Company or in any way affect any right and power of the Company or an Affiliate of the Company to terminate the employment or service of any individual or entity at any time with or without assigning a reason therefor.

16.02.	Unfunded Plan
The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under the Plan. Any liability of the Company to any person with respect to any grant under the Plan shall be based solely upon any contractual obligations that may be created pursuant to the Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

16.03.	Rules of Construction
Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

All Awards are intended to comply with, or otherwise be exempt from, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12). The Plan and all Agreements shall be administered, interpreted and construed in a manner consistent with that intent. Nevertheless, the tax treatment of the benefits provided under the Plan or any Agreement is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors or trustees, officers, employees or advisors (other than in his or her individual capacity as a Participant with respect to his or her individual liability for taxes, interest, penalties or other monetary amounts) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or any other taxpayer as a result of the Plan or any Agreement. If any provision of the Plan or any Agreement is found not to comply with, or otherwise not be exempt from, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or effectuate an exemption from, Section 409A. Each payment under an Award granted under the Plan shall be treated as a separate identified payment for purposes of Section 409A.
If a payment obligation under an Award or an Agreement arises on account of the Participant’s termination of employment and such payment obligation constitutes “deferred compensation” (as defined under Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b))12)), it shall be payable only after the Participant’s “separation from service” (as defined under Treasury Regulation section 1.409A-1(h)); provided, however, that if the Participant is a “specified employee” (as defined under Treasury Regulation section 1.409A-1(i)) then, subject to any permissible acceleration of payment by the Committee under Treasury Regulation Section 1.409A-3(j)(4)(ii) (domestic relations orders), Treasury Regulation Section 1.409A-3(j)(4)(iii) (conflicts of interest) or Treasury Regulation Section 1.409A-3(j)(4)(iv) (payment of employment taxes) any such payment that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be paid on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

16.04.	Withholding Taxes
Each Participant shall be responsible for satisfying any income, employment and other tax withholding obligations attributable to participation in the Plan. Unless otherwise provided by the Agreement, any such withholding tax obligations may be satisfied in cash (including from any cash payable in settlement of an Award) or a cash equivalent acceptable to the Committee. Except to the extent prohibited by Treasury Regulation Section 1.409A-3(j), any statutory federal, state, district, city or foreign withholding tax obligations also may be satisfied (a) by surrendering to the Company shares of Common Stock previously acquired by the Participant; (b) by authorizing the Company to withhold or reduce the number of shares of Common Stock otherwise issuable to the Participant upon the grant, vesting, settlement and/or exercise of an Award; or (c) by any other method as may be approved by the Committee. If shares of Common Stock are used to pay all or part of such tax withholding obligations with respect to an Award, the maximum number of shares of Common Stock that may be so surrendered, withheld or reduced shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of surrender, withholding or reduction equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to such Award, as determined by the Committee.

16.05.	Fractional Shares
No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be canceled, terminated, or otherwise eliminated with or without consideration.

16.06.	REIT Status
The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a REIT. No Award shall be granted or awarded, and with respect to any Award granted under the Plan, such Award shall not vest, be exercisable or be settled (i) to the extent that the grant, vesting, exercise or settlement could cause the Participant or any other person to be in violation of the share ownership limit or any other limitation on ownership or transfer prescribed by the Company’s charter, or (ii) if, in the discretion of the Committee, the grant, vesting, exercise or settlement of the Award could impair the Company’s status as a REIT.

16.07.	Governing Law
All questions arising with respect to the provisions of the Plan and Awards shall be determined by application of the laws of the State of Maryland, without giving effect to any conflict of law provisions thereof, except to the extent Maryland law is preempted by federal law. The obligation of the Company to sell and deliver shares of Common Stock hereunder is subject to applicable federal and state laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such shares of Common Stock.

16.08.	Clawback
The Plan is subject to any written clawback policies that the Company, with the approval of the Board, may adopt. Any such policy may subject a Participant’s Awards and amounts paid or realized with respect to Awards under the Plan to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company’s material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to the Plan.

16.09.	Elections Under Section 83(b)
No Participant may make an election under Section 83(b) of the Code with respect to the grant of any Award, the vesting of any Award, the settlement of any Award or the issuance of shares of Common Stock under the Plan without the consent of the Company, which the Company may grant or withhold in its sole discretion.
ARTICLE XVII
CHANGE IN CONTROL

17.01.	Impact of Change in Control.
In the event of a Change in Control, the Committee is authorized, in its discretion, to cause (a) all outstanding Options and SARs to become fully vested and exercisable immediately prior to such Change in Control and (b) all other outstanding Awards to become earned and non-forfeitable in their entirety upon such Change in Control.

17.02.	Assumption Upon Change in Control.
In the event of a Change in Control, the Committee, in its discretion and without the need for a Participant’s consent, may provide that an outstanding Award shall be assumed by, or a substitute award shall be granted by, the Successor Entity (or, if applicable, the Parent Company) in the Change in Control. The assumed or substituted award shall have a value, as of the Control Change Date, that is substantially equal to the value of the original Award as of such date as the Committee determines is equitably required, and the assumed or substituted award shall have such other terms and conditions as may be prescribed by the Committee.

17.03.	Cash-Out Upon Change in Control.
If an Award is not assumed or replaced with a substitute award in accordance with Section 17.02, upon a Change in Control, the Committee, in its discretion and without the need of a Participant’s consent, may provide that each Award shall be cancelled in exchange for a payment. The payment may be in cash, shares of Common Stock or other securities or consideration received by stockholders in the Change in Control transaction. The amount of the payment shall be an amount that is substantially equal to (a) if the Award is denominated or to be settled in cash, the entire amount that can be paid under the Award or (b) (i) the amount by which the price per share received by stockholders in the Change in Control for each share of Common Stock exceeds the Option price or Initial Value in the case of an Option and SAR, or (ii) for each share of Common Stock subject to an Award denominated in Common Stock or valued in reference to Common Stock, the price per share received by stockholders or (iii) for each other Award denominated in other securities or property, the value of such other securities or property, in each case as determined by the Committee. If the Option price or Initial Value exceeds the price per share received by stockholders in the Change in Control transaction, the Option or SAR may be cancelled under this Section 17.03 without any payment to the Participant.

17.04.	Limitation of Benefits
The benefits that a Participant may be entitled to receive under the Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under the Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999. As provided in this Section 17.04, the Parachute Payments will be reduced pursuant to this Section 17.04 if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.
The Accounting Firm will first determine the amount of any Parachute Payments that are payable to a Participant. The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.
The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”). Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.
The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount. If the Participant will receive the Capped Payments, the total Parachute Payments will be adjusted by first reducing the amount of any benefits under the Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) and then by reducing the amount of any benefits under the Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (with the source of the reduction to be directed by the Participant) in a manner that results in the best economic benefit to the Participant (or, to the extent economically equivalent, in a pro rata manner). The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.
As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Section 17.04, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Section 17.04 (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Section 17.04 (“Underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay the Overpayment to the Company, without interest; provided, however, that no amount will be payable by the Participant to the Company unless, and then only to the extent that, the repayment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid, without interest, to the Participant promptly by the Company.
For purposes of this Section 17.04, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date. For purposes of this Section 17.04, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment. The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment. For purposes of this Section 17.04, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.
This Section 17.04 shall not limit or otherwise supersede the provisions of any other agreement between, on the one hand, the Company or any of its Affiliates, and, on the other hand, a Participant, which specifically provides for the different treatment of Payments that are subject to Code Sections 280G and 4999, including any such agreement which provides that the Participant cannot receive Payments in excess of the Capped Payments.

ARTICLE XVIII
AMENDMENT
The Board may amend or terminate the Plan at any time; provided, however, that no amendment may adversely impair the rights of Participants with respect to outstanding Awards. In addition, an amendment will be contingent on approval of the Company’s stockholders if such approval is required by law or the rules of any exchange on which the Common Stock is listed or if the amendment would materially increase the benefits accruing to Participants under the Plan, materially increase the aggregate number of shares of Common Stock that may be issued under the Plan (except as provided in Article XIV) or materially modify the requirements as to eligibility for participation in the Plan. For the avoidance of doubt, the Board may not (except pursuant to Articles XIII, XIV or XVII) without the approval of stockholders (a) reduce the Option price per share of an outstanding Option or the Initial Value of an outstanding SAR, (b) make a payment to cancel an outstanding Option or SAR when the Option price or Initial Value, as applicable, exceeds the Fair Market Value or (c) take any other action with respect to an outstanding Option or SAR that may be treated as a repricing of the Award under the rules and regulations of the principal securities exchange on which the Common Stock is listed for trading.
ARTICLE XIX
DURATION OF PLAN
No Award may be granted under the Plan on and after the tenth anniversary of the Effective Date. Awards granted before such date shall remain valid in accordance with their terms.
ARTICLEXX
EFFECTIVENESS OF PLAN
Awards may be granted under the Plan on and after the Effective Date, provided that no Award shall be exercisable, vested or settled unless and until the Plan is approved by the stockholders of the Company within twelve months after the Effective Date.